  Exhibit 99.1

202 Pride Lane SW Decatur, AL 35603 (256) 350-3873 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2021
Fourth Quarter and Year End Financial Results

●
Annual Revenues Increase for Fourth Consecutive Year as Fiscal 2021 Sales Reach Record $159 Million, Up 47% from 2020, Primarily from COVID 19-Related Demand
●
Net Income for Fiscal 2021 Increases 970% Driven by Operating Leverage
●
Revenues from International Markets Continue to Outpace Domestic Growth
●
Performance Bolstered by Sustainable Improvements from:
o
Technology Implementation
o
Increased Market Penetration
o
Inventory and Manufacturing Production Management
o
Continuing SKU Rationalization
●
Cash Jumps $38 Million in Fiscal 2021, Ending Year at $52.6 Million with No Debt

DECATUR, AL – April 15, 2021 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2021 fourth quarter and full year ended January 31, 2021.

Fiscal 2021 Fourth Quarter Financial Results Highlights
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Net sales for 4Q21 of $36.9 million, up 31% as compared with 4Q20 of $28.2 million
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Gross profit for 4Q21 of $18.1 million, up 71% as compared with $10.6 million in 4Q20
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Gross margin as a percentage of net sales in 4Q21 was 48.9%, compared to 37.7% in 4Q20
●
Operating expenses of $8.8 million in 4Q21, down from $8.9 million in 4Q20
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Operating profit of $9.3 million in 4Q21, up 447% from $1.7 million in 4Q20
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Net income of $7.9 million or $0.99 per basic common share in 4Q21, up from $1.2 million or $0.15 per basic common share in 4Q20
●
Earnings before interest, taxes, depreciation, and amortization (EBITDA)* of $10.3 million in 4Q21, up 348% from $2.3 million in 4Q20
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Capital expenditures for 4Q21 of $0.4 million, up from $0.3 million in 4Q20

Fiscal 2021 Full Year Financial Results Highlights
●
Net sales for fiscal 2021 of $159.0 million, up from $107.8 million in fiscal 2020
●
Fiscal 2021 sales include an estimated $48 million to $56 million (30% to 35%) of demand related to COVID 19, up from $1 million in fiscal 2020
●
Gross profit for fiscal 2021 of $79.3 million, as compared with $37.9 million in fiscal 2020
●
Gross margin as a percentage of net sales in fiscal 2021 was 49.8%, up from 35.2% in fiscal 2020
●
Operating expenses of $35.4 million in fiscal 2021, up from $32.0 million in fiscal 2020
●
Operating profit of $43.9 million in fiscal 2021, up from $5.9 million in fiscal 2020
●
Net income for fiscal 2021 of $35.1 million or $4.40/$4.31 per basic/diluted share compares with fiscal 2020 net income** of $3.3 million or $0.41 per basic/diluted share
●
Adjusted EBITDA* of $47.5 million for fiscal 2021, up from $7.1 million in fiscal 2020
●
Capital expenditures for fiscal 2021 were $1.7 million, up from $1.0 million in fiscal 2020
●
Cash of $52.6 million at 1/31/21, up from $14.6 million at beginning of the fiscal year
●
Current ratio improves to 8.0:1 at 1/31/21, up 26% from 1/31/20
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No debt at 1/31/21, down from $1.2 million at beginning of fiscal year
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Stockholders' equity at the end of fiscal 2021 increased by $37.8 million or 44% to $122.9 million from $85.1 million at the beginning of fiscal year

Operational Highlights
●
Sustainable Improvement Initiatives
o
Investments in digital transformation: ERP, CRM and IT systems
o
Vietnam and India manufacturing capacity increased
o
New product development targeting higher margin niche markets
o
Improved working capital and cash management
●
Leadership Team Strengthened
o
Christopher J. Ryan appointed Executive Chairman (effective 2/1/20)
o
Charles D. Roberson appointed Chief Executive Officer (effective 2/1/20)
o
Allen E. Dillard appointed Chief Financial Officer (effective 8/12/19)
o
Steven L. Harvey appointed to new post of EVP Global Sales/Marketing (effective 1/24/21)
o
Industry veteran Nikki L. Hamblin appointed to Board of Directors (effective 2/24/21)
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$5 million stock repurchase program authorized on February 11, 2021; replaces prior program with $800,000 remaining

* EBITDA and Adjusted EBITDA are non-GAAP financial measures. Reconciliation is provided in the tables of this press release.
** Lakeland’s fiscal 2020 financial results as reported on a U.S. GAAP basis was subject to non-cash income tax expense pertaining to Global Intangible Low-Taxed Income (“GILTI”) accounting policies. GILTI relates to income earned by foreign affiliates of U.S. companies in excess of allowable returns from intangible assets associated with such operations, which went into effect in 2018 following the passage of the 2017 Tax Cuts and Jobs Act. The 2017 Act, among other things, lowered the U.S. federal corporate income tax rate from 35% to 21%, and requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates the GILTI tax applicable to certain foreign sourced earnings. A minimum tax for GILTI of 10.5% was implemented to discourage U.S. multinational corporations from shifting domestic profits to lower taxed foreign operations. The GILTI tax provisions are being reviewed for companies with a net operating loss (“NOL”) carryforward asset which are typically used to shield taxable consolidated U.S. corporate income from income taxes paid in cash. Current GILTI rules allow a deduction of 50% of GILTI income to the extent the U.S. parent company has net taxable income after NOLs. Additionally, a foreign tax credit can offset U.S. “cash tax” calculated on the GILTI income. However, since Lakeland has enough NOL’s to completely offset U.S. income tax on GILTI income, there is no net U.S. taxable income or tax liability to claim the deduction or foreign tax credits. Lakeland recorded the GILTI non-cash income tax expense based upon the tax regulations as they exist today. There are proposed changes to the GILTI regulations that may reduce future non-cash tax charges. Any impact due to this change will be recognized in the period in which the change is enacted.

Although this new US anti-deferral tax provision uses the words “Intangible Low-Taxed Income” in its’ title, based on current regulations, the result is an inclusion of income from all of Lakeland’s controlled foreign corporations (CFCs) into its consolidated corporate income tax return, regardless of the type of income or the tax rate in the foreign country. Final regulations have been issued regarding the mechanics of calculating GILTI, although there are “Proposed Regulations” that, if adopted, would cause the calculation to include only the income from Lakeland CFCs that are taxed at a rate lower than 90% of the current US tax rate of 21% (18.9%). This proposed “High-Tax Exception” rule, if approved, would then align the actual income inclusion with the actual title to only include CFC income that is taxed at a low rate in its home country. The proposed regulations, however, specifically forbid application of these proposed regulations until US Treasury issues them in “Final” form. The Company awaits the final tax regulations regarding the “High-Tax Exception” to determine how this GILTI tax will be recorded in the future.

Management’s Comments

Charles D. Roberson, President and Chief Executive Officer of Lakeland Industries, stated, “Lakeland’s fiscal 2021 has proven to be the most complex yet most rewarding year since our founding in 1982. We are grateful for the perseverance and dedication of our global workforce which increased by nearly 10% during the year to nearly 2,000. This team led the company to unprecedented growth and improvement in operating performance in fiscal 2021 while remaining steadfast in their efforts to provide a healthy and safe environment in the workplace, for our customers and business partners, and for our families. Our company slogan is “Protect Your People” and our team exemplified that element of our mission very well. The COVID 19 pandemic created worldwide havoc and provided a launching pad for the Company to initiate an operational transformation that will continue into the future, enhance the scalability of our business, and serve to differentiate the Company within the PPE industry.

“Numerous financial performance records were achieved in fiscal 2021. We reached the highest annual revenues, gross profit, operating profit, and net income, to name a few of the key metrics for which record performance was attained. More importantly, we demonstrated the resiliency of our supply chain and manufacturing; and the sustainability of our improving operations, which, in combination, result in a significantly improved financial model that positions us well for a post-COVID 19 business environment. Revenues of $159 million for the year grew by 47% and have now increased for the fourth consecutive year. Gross margin as a percentage of sales was a record 49.8% for the year, up from 35.2% in fiscal 2020 and 34.2% in fiscal 2019. Operating profit ballooned by 650% for the year, while operating expenses saw only a marginal increase of 10%. In the fourth quarter, our operating expenses actually declined from the third quarter of this year as we have been actively managing our expenses and driving costs out of the business through investments in technology and process improvements.

“Throughout the year, Lakeland was able to scale its manufacturing unlike any other PPE provider in the world. We showed how owning your manufacturing facilities is a sustainable strategic advantage. Our brand value has been magnified by our ability to source raw materials globally and deliver high quality garments, at competitive prices, from our strategically located manufacturing facilities. Our customer count grew during the year with the addition of over 500 new distributors and/or end users. Most of these new accounts are traditional industrial customers who are not ordering for pandemic defense purposes. Demonstrating our diversification, in fiscal 2021 our domestic revenues increased 26% as our international sales increased 70%. Every major foreign operating region delivered strong double-digit growth. The disproportionate growth in our foreign markets is function of our focus on our industrial customer base throughout the pandemic and our ability to leverage our uninterrupted supply to increase market penetration.

“The progress made in fiscal 2021 sets the stage for Lakeland to exit the COVID 19 era with market share gains and an enhanced visibility into sustainable improvements that are expected to significantly elevate our business performance from pre-pandemic norms. The Company’s positive trajectory should further benefit from the data-driven and technologically enhanced culture we have embraced and other growth-oriented measures. Toward the end of the fiscal year, we hired the Company’s first Executive Vice President to lead a coordinated global sales, marketing and customer service strategy, and appointed our first global supply chain manager to further enhance our manufacturing resiliency and flexibility.

“These developments are consistent with our continued vertical alignment of our operational functions which are intended to provide agility within business disciplines allowing us capitalize on market opportunities, while yielding productivity efficiencies, and generating improved returns from capacity expansions at our production facilities. Each of these focus areas complements the others and when combined with the continued investments in our ERP system, Salesforce CRM rollout, and data-centric planning processes, is expected to serve as a catalyst for ongoing improvement in productivity, efficiencies and profitability. To date, most of our technology investments have only been partially implemented, primarily within the U.S. market. Rollout of these technologies into our international operations will continue over the next 18 to 24 months. Leveraging this base, our growth plans call for continued investments to increase production capacity of new product lines in Vietnam, India and Mexico. To the extent possible, we will be investing in near-shoring certain manufacturing to shorten lead times, add value for our customers, and improve inventory turns. All capacity expansions will be fungible between our primary product lines for disposable, chemical and Critical Environment, one of our more recent garment lines which grew during the year and contributes to our efforts to increased gross profits with differentiated, protective apparel.

“In the most challenging business climate in decades, we are pleased to have exited fiscal 2021 far better positioned than how we entered the year. We did not let the crisis go to waste. We used it to our advantage as a catalyst for transformation Now, as we enter fiscal 2022, Lakeland has a new roadmap to drive top line growth at improved profit levels, while meeting the needs of our growing customer base, optimizing our manufacturing and supply chain, and deploying our substantial and growing capital base to deliver solid returns for shareholders,” concluded Mr. Roberson.

Allen E. Dillard, Chief Financial Officer of Lakeland Industries, added, “The Company’s cash position grew with each successive quarter in fiscal year 2021. Our cash balance at January 31, 2021 was a record $52.6 million, an increase of $38 million from the end of the prior fiscal year. While our market capitalization doubled during the course of the year, cash per basic common share increased to approximately $6.58 at January 31, 2021 from $1.83 at the end of fiscal 2020. We also paid down the balance of the Company’s debt during the year. Lakeland is a relatively asset-light business, with capital investments for fiscal 2021 of under $1.7 million as compared with $1 million in the prior year. The majority of capital spending in the year was for investments in our technology platform and manufacturing capacity increases, which is impressive in the context of our year-over-year revenue growth of $51 million. This level of spending is expected to continue in fiscal 2022 for the continuation of our IT investments, expansion of our sales and marketing platform, and additional manufacturing capacity. With the excess cash generated in fiscal 2021, we had more than sufficient capital to authorize a $5 million share repurchase program and to set our sights on opportunistic strategic acquisitions.”

Fiscal 2021 Fourth Quarter and Full Year Financial Results

Net sales were $36.9 million for the three months ended January 31, 2021, as compared to $28.2 million for the three months ended January 31, 2020. Fiscal 2021 net sales were $159.0 million, as compared to $107.8 million in fiscal 2020.

On a consolidated basis for the fourth quarter of fiscal 2021, domestic sales were $16.0 million or 43% of total revenues and international sales were $20.9 million or 57% of total revenues. This compares with domestic sales of $14.4 million or 51% of the total and international sales of $13.8 million or 49% of the total in the same period of fiscal 2020. For the fiscal year, consolidated domestic sales were $70.6 million or 44% of total revenues and international sales were $88.4 million or 56% of total revenues. This compares with domestic sales of $55.9 million or 52% of the total and international sales of $51.9 million or 48% of the total for fiscal 2020.

During fiscal 2021 as compared to prior year periods, the Company experienced significant growth in sales of disposable and chemical garments primarily relating to COVID 19 demand and as a result of cultivating new industrial customers who could not procure these products from incumbent manufacturers or their subcontractors. In addition, global economic activity picked up from the first half of the fiscal year as many businesses, countries and industrial vertical markets eased earlier imposed temporary closures and lockdowns and due to a broader economic recovery. Foreign exchange currency translations positively impacted sales in the UK/Europe, Canada, and China as reported on a consolidated basis in U.S. dollars by approximately $0.5 million in the fiscal fourth quarters of 2021, and by approximately $0.4 million for all of fiscal 2021.

Gross profit of $18.1 million for fiscal 2021 fourth quarter increased from $10.6 million for the same period of the prior year. For the full year, gross profit of $79.3 million in fiscal 2021 increased from $37.9 million in fiscal 2020. Gross profit as a percentage of net sales was 48.9% for the fiscal 2021 fourth quarter as compared with 37.7% a year ago. For the full year, gross profit as a percentage of net sales was 49.8% in fiscal 2021 as compared with 35.2% in fiscal 2020. Gross profit performance in fiscal 2021 benefited from higher volumes, overall improved factory utilization, favorable pricing and product mix. The higher gross margin as a percentage of sales reflects the contribution of successful execution of the Company’s strategies for sustainable improvements in profitability, substantially greater container shipments particularly for new industrial customers, select price increases, and manufacturing efficiencies stemming from increased production hours and reduced product variations to isolate higher production runs on fewer garment lines. Our increased production hours and limited product SKUs began to ease in the fourth quarter of fiscal 2021.

Lakeland reported operating profit of $9.3 million for the three months ended January 31, 2021, as compared to $1.7 million for the quarter ended January 31, 2021. For the year, fiscal 2021 operating profit was $43.9 million, up from $5.9 million in fiscal 2020. Operating margins were 25.1% for the three months ended January 31, 2021, up from 6.1% for the fourth quarter of the prior fiscal year. For the year, fiscal 2021 operating margin was 27.6% as compared with 5.5% in fiscal 2020. In the fiscal 2021 periods, performance was primarily elevated due to the Company’s operating leverage and data-centric process improvements benefiting from higher revenues and gross margins which more than offset increases in sales commissions and freight out, and higher compensation tied in large part to the expanded workforce.

The Company reported net income of $7.9 million or $0.99 per basic and $0.96 per diluted share for the three months ended January 31, 2021, compared with $1.2 million or $0.15 per basic and diluted share in the prior year period. For the full year, fiscal 2021 net income of $35.1 million or $4.40 per basic and $4.31 per diluted share increased from $3.3 million or $0.41 per basic and diluted share in the prior year.

As of January 31, 2021, Lakeland had cash and cash equivalents of approximately $52.6 million, up from $40.2 million at October 31, 2020 and $14.6 million at January 31, 2020. The elevated cash balances are a result of increased profitability and free cash flow. Accounts receivable at January 31, 2021 of $21.7 million, down from $26.8 million at October 31, 2020 and up from $17.7 million at January 31, 2020. Days sales outstanding was approximately 54 at January 31, 2021, consistent with 53 days at October 31, 2020. Accounts payable and accrued liabilities at January 31, 2021 was $13.1 million, down from $16.4 million at October 31, 2020 and up from $10.9 million at January 31, 2020.

Working capital at January 31, 2021 was $108.2 million, up from $101.0 million at October 31, 2020 and $66.9 million at January 31, 2020. Lakeland’s $12.5 million revolving credit facility had no borrowings as of January 31, 2021, as the Company continues to have no debt.

Lakeland anticipates that its Annual Report on Form 10-K relating to the fiscal year ended January 31, 2021 will be timely filed on April 16, 2021.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern time today to discuss the Company’s fiscal 2021 fourth quarter and full year financial results. The conference call will be hosted by Charles D. Roberson, President and CEO, and Allen E. Dillard, Chief Financial Officer. Investors can listen to the call by dialing 877-407-8033 (Domestic) or 201-689-8033 (International). For a replay of this call through April 22, 2021, dial 877-481-4010 (Domestic) or 919-882-2331 (International), Pass Code 40709.

About Lakeland Industries, Inc.:
We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. Sales are made to more than 50 countries, the majority of which were into the United States, China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
256-445-4000	512-551-9296
Allen Dillard	Jordan Darrow
aedillard@lakeland.com	jdarrow@darrowir.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($000’s Except Share Information)

ASSETS

Current assets	2021	2020
Cash and cash equivalents	$52,596	$14,606
Accounts receivable, net of allowance for doubtful accounts of $700 and $497 at January 31, 2021 and 2020, respectively	21,702	17,702
Inventories	43,833	44,238
Prepaid VAT and other taxes	1,343	1,228
Other current assets	4,134	2,033
Total current assets	123,608	79,807
Property and equipment, net	9,819	10,113
Operating leases right-of-use assets	2,347	2,244
Deferred tax assets	2,839	5,939
Prepaid VAT and other taxes	329	333
Other assets	112	98
Goodwill	871	871
Total assets	$139,925	$99,405
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,397	$7,204
Accrued compensation and benefits	3,902	1,300
Other accrued expenses	1,793	2,445
Income tax payable	1,534	-----
Current maturity of long-term debt	-----	1,155
Current portion of operating lease liability	768	835
Total current liabilities	15,394	12,939
Long-term portion of debt	-----	-----
Long-term portion of operating lease liability	1,613	1,414
Total liabilities	17,007	14,353
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 shares, Issued 8,498,457 and 8,481,665; outstanding 7,984,518 and 7,972,423 at January 31, 2021 and 2020, respectively	85	85
Treasury stock, at cost; 509,242 shares at January 31, 2021 and 2020	(5,023)	(5,023)
Additional paid-in capital	76,781	75,171
Retained earnings	52,687	17,581
Accumulated other comprehensive loss	(1,612)	(2,762)
Total stockholders' equity	122,918	85,052
Total liabilities and stockholders’ equity	$139,925	$99,405

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($000’s Except Share Information)

	2021	2020
Net sales	$159,000	$107,809
Cost of goods sold	79,750	69,912
Gross profit	79,250	37,897
Operating expenses	35,397	32,021
Operating profit	43,853	5,876
Other income (expense), net	50	(7)
Interest expense	(23)	(116)
Income before taxes	43,880	5,753
Income tax expense	8,774	2,472
Net income	$35,106	$3,281
Net income per common share:
Basic	$4.40	$0.41
Diluted	$4.31	$0.41
Weighted average common shares outstanding:
Basic	7,977,683	8,005,927
Diluted	8,141,189	8,037,019

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Year Ended January 31,
	2021	2020

Net sales	$159,000	$107,809
Year over year growth	47.5%	8.9%
Gross profit	79,250	37,897
Gross profit %	49.8%	35.2%
Operating expenses	35,397	32,021
Operating expenses as a percentage of sales	22.3%	29.7%
Operating profit	43,853	5,876
Operating income as a percentage of sales	27.6%	5.5%
Other income (expense), net	50	(7)
Interest expense	23	116
Income before taxes	43,880	5,753
Income tax expense	8,774	2,472
Net income	$35,106	$3281
Weighted average shares for EPS-Basic	7,978	8,006
Net income per share	$4.40	$0.41
Operating income	$43,853	$5,876
Depreciation and amortization	1,965	1,645
EBITDA	45,818	7,521
Stock-based compensation	1,727	(403)
Adjusted EBITDA	$47,545	7,118
Cash paid for taxes (foreign)	3,561	1,700
Capital expenditures	1,662	1,033
Free cash flow	$42,322	$4,385

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Year Ended January 31,
	2021	2020

Net Income to EBITDA
Net Income	$35,106	$3,281
Interest	23	116
Taxes	8,774	2,472
Depreciation and amortization	1,965	1,645

Other income (expense)	50	(7)
EBITDA	$45,818	$7,521
EBITDA to Adjusted EBITDA
(excluding non-cash expenses)
Equity compensation	$1,727	$(403)

Adjusted EBITDA	$47,545	$7,118

Cash paid for taxes (foreign)	3,561	1,700
Capital expenditures	1,662	1,033
Free cash flow	$42,322	$4,385